Exhibit 5.1

Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304-1050 O: 650.493.9300 F: 650.493.6811

November 13, 2025

Kodiak AI, Inc.

1049 Terra Bella Avenue

Mountain View, CA 94043

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

This opinion is furnished to you in connection with the Registration Statement on Form S-1, as amended (the “Registration Statement”), filed by Kodiak AI, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) in connection with the registration pursuant to Securities Act of 1933, as amended (the “Securities Act”), of the (i) issuance and resale of (A) up to 46,289,055 shares of the Company’s Common Stock, par value $0.0001 per share (“Common Stock”), issuable upon conversion of the Company’s 9.99% Series A Cumulative Convertible Preferred Stock, (B) up to 24,999,987 shares of Common Stock (the “Public Warrant Shares”) issuable upon the exercise of certain warrants exercisable at a price of $9.28 per share (the “Public Warrants”), (C) up to 15,568,887 shares of Common Stock that may be issued as earn-out securities (the “Earn Out Shares”) under that certain Business Combination Agreement, dated as of April 14, 2025, by and among the Company, AAC II Merger Sub, Inc., a Delaware corporation, and Kodiak Robotics, Inc., a Delaware corporation (the “Business Combination Agreement”), (D) up to 17,769,375 shares of Common Stock (the “PIPE Warrant Shares”) issuable upon the exercise of certain warrants exercisable at a price of $12.00 per share (the “PIPE Warrants”), (E) up to 14,300,000 shares of Common Stock (the “Private Placement Warrant Shares”), issuable upon the exercise of 14,300,000 Private Placement Warrants exercisable at a price of $9.28 per share (the “Private Placement Warrants”), and (F) up to 7,606,666 shares of Common Stock (the “Non-Redemption Agreement Warrant Shares”) issuable upon the exercise of certain warrants (the “Non-Redemption Agreement Warrants” and together with the PIPE Warrants, Private Placement Warrants and the Public Warrants, the “Warrants”), and (ii) the resale of (A) up to 58,259,206 shares (the “Outstanding Shares”) of Common Stock and (B) the Private Placement Warrants.

We are acting as counsel for the Company in connection with the registration of the offerings being made pursuant to the Registration Statement (the “Securities”). In such capacity, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such instruments, documents, certificates and records that we have deemed relevant and necessary for the basis of our opinions hereinafter expressed. As to questions of fact material to this opinion, we have relied on certificates or comparable documents of public officials. In our examination, we have assumed: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; (c) the truth, accuracy and completeness of the information, representations and warranties contained in the instruments, documents, certificates and records we have reviewed; and (d) the legal competence of all signatories to such documents. In addition, we have reviewed such other documents that we consider necessary or advisable for the purpose of rendering the opinions set forth below, including the Business Combination Agreement, the Warrant Agreement, dated as of April 20, 2023 (the “IPO Warrant Agreement”), between the Company and Continental Stock Transfer & Trust Company, as warrant agent, filed as Exhibit 4.3 to the Company’s Current Report on Form 8-K filed with the Commission on September 30, 2025 (the “Current Report”) and the form of warrant certificate attached thereto, the Form of PIPE Warrant Certificate, filed as Exhibit 4.1 to the Current Report, the Form of Non-Redemption Agreement Warrant Certificate, filed as Exhibit 4.2 to the Current Report, and the Form of Public Warrant Certificate, filed as Exhibit 4.6 to the Current Certificate. We have not independently established the facts stated therein.

AUSTIN BOSTON BOULDER BRUSSELS HONG KONG LONDON LOS ANGELES NEW YORK PALO ALTO

SALT LAKE CITY SAN DIEGO SAN FRANCISCO SEATTLE SHANGHAI WASHINGTON, DC WILMINGTON, DE

Kodiak AI, Inc.

November 13, 2025

We express no opinion as to any matter relating to the laws of any jurisdiction other than the federal laws of the United States of America and the General Corporation Law of the State of Delaware and, solely as to the Warrants constituting legally binding obligations of the Company, the laws of the State of New York.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set out below, we are of the opinion that:

1.	The Outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable;

2.

The Earn Out Shares have been duly authorized and, when the Earn Out Shares are issued in accordance with the terms of the Business Combination Agreement, will be validly issued, fully paid and nonassessable;

3.	The Private Placement Warrants to be offered pursuant to the Registration Statement constitute valid and binding obligations of the Company, in accordance with their terms; and

4.

With respect to the Public Warrants Shares, PIPE Warrant Shares, Private Placement Warrant Shares, and Non-Redemption Agreement Warrant Shares (collectively, the “Warrant Shares”) to be offered pursuant to the Registration Statement, the Warrants Shares have been duly authorized and, when the Warrant Shares are issued upon exercise of the warrant thereof in accordance with the terms of the IPO Warrant Agreement and the applicable form of warrant, the Warrant Shares will have been validly issued, fully paid and nonassessable.

Our opinion that any document is valid and binding is qualified as to:

a)	limitations imposed by bankruptcy, insolvency, reorganization, arrangement, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights of creditors generally;

b)	rights to indemnification and contribution, which may be limited by applicable law or equitable principles; and

c)

the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief, whether considered in a proceeding in equity or at law.

In addition, we express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law provided for in the IPO Warrant Agreement. For purposes of our opinion in paragraph 2, we have assumed the Warrant Price (as defined in the IPO Warrant Agreement) will not be adjusted to an amount below the par value per share of the Common Stock.

We consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement, and we consent to the use of our name wherever it appears in the prospectus forming a part of the Registration Statement and in any amendment or supplement thereto. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati, P.C.

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation